UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2025

Sixth Street Lending Partners

(Exact name of registrant as specified in charter)

Delaware	814-01543	88-1710161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1500 Dallas, TX	75201
(Address of Principal Executive Offices)	(zip code)

Registrant’s telephone number, including area code: (469) 621-3001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Joshua Easterly as Chief Executive Officer of the Company; Remains Chairman of the Board

On November 4, 2025, pursuant to the Bylaws of the Company, Joshua Easterly informed the Board of Trustees (the “Board”) of Sixth Street Lending Partners (the “Company”) of his intention to resign as Chief Executive Officer of the Company, effective as of the close of business on December 31, 2025. Mr. Easterly will continue to serve as a trustee and Chairman of the Company. Mr. Easterly’s decision was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Easterly for his years of service as Chief Executive Officer.

Appointment of John D. Hershey and Robert (Bo) Stanley to the Board of Trustees of the Company; Appointment of Robert (Bo) Stanley as Co-Chief Executive Officer

On November 4, 2025, the Board increased the size of the Board from seven (7) to nine (9) trustees, and appointed John D. Hershey and Robert (Bo) Stanley as trustees. Mr. Hershey’s and Mr. Stanley’s appointments brings the total number of trustees to nine, five of whom are not “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended. Mr. Hershey will serve on the Board as a trustee who is not an “interested person” and each of Messrs. Hershey and Stanley will serve until their successor is duly elected and qualified. Also on November 4, 2025, Mr. Hershey was appointed as a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee.

On November 4, 2025, the Board also appointed Robert (Bo) Stanley, 50, as Co-Chief Executive Officer of the Company. Following December 31, 2025, Mr. Stanley will serve as sole Chief Executive Officer of the Company.

Mr. Hershey previously worked from 2008 to 2023 at the Oregon State Treasury, most recently as Director of Investments, where he helped manage investment portfolios across all asset classes. Prior to that role, Mr. Hershey was the Director of Alternative Investments, with overall responsibility for private equity, real estate, real assets, hedge fund, private credit, and opportunity portfolios. Previously, Mr. Hershey was a managing director at an early-stage venture firm and a managing director at Banc of America Securities. Mr. Hershey has a BA in Economics from the University of California, Davis and an MBA from the University of Chicago. He served from 2018-2023 as a board member of the Institutional Limited Partners Association (ILPA), and Vice Chair from 2020-2022. He currently is a member of the board of trustees of the Oregon Health & Science University Foundation and is a member of the board of directors of Sixth Street Specialty Lending, Inc., Talcott Financial Group Investments, Blackstone Private Equity Strategies Fund L.P. and Blackstone Infrastructure Strategies L.P.

Mr. Stanley is a Partner of Sixth Street, Co-Head of Sixth Street Direct Lending and Co-Head of Sixth Street Growth. Mr. Stanley also served as President of Sixth Street Specialty Lending, Inc. prior to his appointment to Co-CEO of both Sixth Street Specialty Lending, Inc. and Sixth Street Lending Partners. Mr. Stanley focuses on originating transactions in the software, payment systems, data infrastructure and business services sectors. Representative portfolio companies include AvidXchange, Kaseya, Lucidworks, PayScale and SmartDrive. Prior to joining Sixth Street in 2011, Mr. Stanley was with Wells Fargo Capital Finance, where he served in multiple roles providing specialized financing to companies throughout the U.S. and Canada. He holds a B.S. in Business Administration with a concentration in Finance from the University of Maine.

Messrs. Hershey and Stanley (i) were not appointed pursuant to any arrangement or understanding with any other person; (ii) do not have a family relationship with any of the Company’s trustees or other executive officers; (iii) have not engaged, since the beginning of the Company’s last fiscal year, nor propose to engage, in any transaction in which the Company was or is a participant; and (iv) have not entered into, nor expect to enter into, any material plan, contract, arrangement, grant or award in connection with their appointments. Mr. Hershey will receive the standard compensation paid by the Company to its trustees that are not “interested persons” as disclosed under “Item 11: Executive Compensation—Compensation of Trustees” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which description is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIXTH STREET LENDING PARTNERS
(Registrant)

Date: November 4, 2025	By:	/s/ Ian Simmonds
	Name:	Ian Simmonds
	Title:	Chief Financial Officer